Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Appoints New Chief Executive Officer

OVERLAND PARK, Kan. (April 23, 2019) – Compass Minerals (NYSE: CMP) announced today that Kevin S. Crutchfield will become the company’s president and chief executive officer and serve as a member of its Board of Directors effective May 7, 2019. Mr. Crutchfield joins Compass Minerals with more than 30 years of mining experience, most recently as CEO of Contura Energy, Inc., a publicly traded, leading coal producer.

“After a comprehensive search, our Board is delighted to welcome Kevin to Compass Minerals, and believes his proven track record as a CEO and his extensive mining experience will be critical both operationally and strategically as the company moves forward,” said Dick Grant, chairman of the Board and interim CEO. “We look forward to working with Kevin to create value for our shareholders.”

“I am grateful to the Board for entrusting me to lead a company with such a rich and storied history,” said Kevin S. Crutchfield. “I am excited to partner with our employees, customers and other key stakeholders to build on the strength of Compass Minerals to achieve future success.”

Mr. Crutchfield currently serves as CEO and member of the board of directors of Contura Energy, Inc. since the company’s inception in 2016. Previously, he served as chairman (from 2012 to 2016) and CEO (from 2009 to 2016) of Alpha Natural Resources, Inc., a coal producer. From 2003 to 2009, he held roles of increasing responsibility at Alpha Natural Resources. Prior to Alpha Natural Resources, Mr. Crutchfield spent over 15 years working at natural gas, coal and gas producers. Mr. Crutchfield currently serves on the board of directors of Contura as well as Coeur Mining Inc., a publicly traded precious metals producer from which he is stepping down on May 14, 2019.

Mr. Crutchfield holds a Bachelor of Science in Mining and Minerals Engineering from Virginia Polytechnic Institute and State University. He also completed the Executive Program at the University of Virginia Darden School of Business.

Effective May 7, 2019, and as previously disclosed, Mr. Grant will revert to his role as non-executive chairman of the Board. With Mr. Crutchfield’s appointment, the Board will now be comprised of 10 members.

About Compass Minerals

Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K., operating 21 production facilities and employing more than 3,000 personnel worldwide. Compass Minerals’ mission is to be the best essential minerals company by safely delivering where and when it matters.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Media Contact	Investor Contact
Tara Hefner	Theresa Womble
Director of Corporate Affairs	Director of Investor Relations
+1.913.344.9319	+1.913.344.9362
PressRelations@compassminerals.com	InvestorRelations@compassminerals.com